UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2011

Vitacost.com, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34468	37-1333024
(Commission File Number)	(IRS Employer Identification No.)

5400 Broken Sound Blvd. - NW, Suite 500
Boca Raton, Florida	33487-3521
(Address of Principal Executive Offices)	(Zip Code)

(561) 982-4180
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2011, Vitacost.com, Inc. (the “Company”) and Robert Hirsch mutually agreed to the immediate termination of Mr. Hirsch’s employment as the Company’s Chief Information Officer.

On November 28, 2011, the Company announced the appointment of Nachiket Desai, age 38, as the Company’s Chief Information Officer, effective immediately.

Mr. Desai was most recently Vice President, Strategy, Enterprise Architecture and Business Intelligence of 1-800-Flowers.com.  Prior to joining 1-800-Flowers.com in 2007, Mr. Desai was a Senior Information Technology Applications Architect, Performance Architect at MetLife from 2006 to 2007 and held various positions at Triveni Digital Inc. from 2001 to 2006.

Employment Agreement

On November 28, 2011, in connection with Mr. Desai’s appointment as Chief Information Officer, the Company and Mr. Desai entered into an employment agreement (the “Employment Agreement”), outlining the terms of Mr. Desai’s employment with the Company.  Under the terms of the Employment Agreement, Mr. Desai will receive a base salary of $250,000 per year and an annual bonus of up to 50% of his base salary.  Subject to the approval of the award grant by the Company’s Board of Directors, the Company will issue to Mr. Desai options to purchase 250,000 shares of the Company’s common stock.  The options will vest 20% per year over five years.  In addition, Mr. Desai will receive up to $5,000 per month for living and travel expenses for his first three months’ of employment with the Company, $25,000 in relocation assistance and is eligible to participate in the Company’s standard employee benefits programs available to senior executives.

The term of the Employment Agreement is one year, renewing automatically for additional one year periods unless the Employment Agreement is terminated by Mr. Desai or the Company, in each case by 30 days’ written notice.  In addition, the Company may terminate Mr. Desai’s employment at any time, with or without cause, and Mr. Desai may terminate his employment with the Company on 30 days’ written notice or immediately for good reason, as defined in the Employment Agreement.

Under the Employment Agreement, in the event Mr. Desai’s employment is terminated by the Company without cause, Mr. Desai will be entitled to receive severance benefits equal to six months of his base salary, plus a prorated bonus for the year of termination.

If the event that Mr. Desai’s employment is terminated by the Company without cause or by Mr. Desai for good reason during the twelve months following a change in control of the Company, then Mr. Desai will be entitled to receive a bonus prorated through the date of his termination and a severance amount equal to six months of his current base salary.  Mr. Desai, or his estate, is also entitled to a prorated bonus and other benefits in the event that Mr. Desai’s employment is terminated due to his death or disability.

Mr. Desai’s receipt of the severance benefits discussed above is contingent on Mr. Desai signing and not revoking a release of claims against the Company.  The Employment Agreement also contains post-termination non-solicitation and non-competition covenants.

The preceding summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Vitacost.com, Inc. and Nachiket Desai, dated November 28, 2011.

99.1	Press Release of the Company, dated November 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITACOST.COM, INC.

Date: November 28, 2011	By:	/s/ Stephen E. Markert, Jr.
	Name:	Stephen E. Markert, Jr.
	Title:	Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Vitacost.com, Inc. and Nachiket Desai, dated November 28, 2011.

99.1	Press Release of the Company, dated November 28, 2011.